CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated January 24, 2003 accompanying the consolidated financial statements of SVB Financial Services, Inc. and subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-KSB for the year ended December 31, 2002, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts." /S/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 24, 2004